BigString Corporation
                              PROSPECTUS SUPPLEMENT

                                    Number 2

                                       to

                        Prospectus dated January 23, 2006

                                       of

                              BIGSTRING CORPORATION

                        15,212,670 Shares of Common Stock

                  --------------------------------------------

This prospectus supplement supplements the prospectus dated January 23, 2006, as amended and supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 15,212,670 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated January 23, 2006, and prospectus supplement number 1 dated May 5, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purposes of this prospectus supplement are to:

      o  update certain financial information of BigString to March 31, 2006;

      o notify stockholders of BigString's filing of a certificate of designation on May 16, 2006, creating and approving a new class of preferred stock, Series A Preferred Stock, par value $0.0001 per share, pursuant to the authority conferred to BigString's board of directors by the certificate of incorporation;

      o notify stockholders of BigString's entering into a Securities Purchase Agreement with affiliates of Tudor Investment Corporation, pursuant to which such affiliates invested $2,000,000 in BigString and, in consideration for such investment, BigString issued to The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and Witches Rock Portfolio Ltd. (a) an aggregate of 400,000 shares of BigString's Series A Preferred Stock, par value $0.0001 per share, and (b) warrants to purchase an aggregate of 1,000,000 shares of BigString's common stock, par value $0.0001 per share; and

      o notify stockholders of BigString's entering into an Asset Purchase Agreement with Robb Knie, pursuant to which BigString acquired the websites FindItAll.com and AmericanMoBlog.com and related assets from Robb Knie, and in consideration for such assets, BigString issued to Robb Knie 750,000 shares of BigString's common stock.

This prospectus supplement includes the attached Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, which was filed by BigString with the Securities and Exchange Commission on May 15, 2006. The exhibits to the Form 10-QSB are not included with this prospectus supplement and are not incorporated by reference herein. This prospectus supplement also includes the attached Current Report on Form 8-K (without exhibits), filed with the Securities and Exchange Commission on May 22, 2006. If you would like a copy of the exhibits to the Form 10-QSB or Form 8-K, please visit the EDGAR site at www.sec.gov/edgar.shtml.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated January 23, 2006, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 22, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-QSB


[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended March 31, 2006

[_] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the transition period from              to
                                        ------------    -------------

                        Commission file number 000-51661

                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

           Delaware                                      20-0297832
--------------------------------            -----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

               3 Harding Road, Suite F, Red Bank, New Jersey 07701
               ---------------------------------------------------
                    (Address of principal executive offices)

                                 (732) 741-2840
                                 --------------
                (Issuer's telephone number, including area code)


              ----------------------------------------------------
              (Former name, former address and formal fiscal year,
                         if changed since last report)

Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [_] No [X]

As of May 12, 2006, there were 54,020,125 shares of the Issuer's Common Stock, par value $0.0001 per share, outstanding.

Transitional Small Business Disclosure Format (check one): Yes [_] No [X]

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain information included in this Quarterly Report on Form 10-QSB and other filings of the Registrant under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as information communicated orally or in writing between the dates of such filings, contains or may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the availability of working capital to fund our operations, the competitive market in which BigString operates, the efficient and uninterrupted operation of our computer and communications systems, our ability to generate a profit and execute our business plan, the retention of key personnel, our ability to protect and defend our intellectual property, the effects of governmental regulation and other risks identified in BigString's filings with the SEC from time to time, including our registration statement on Form SB-2 (Registration No. 333-127923), filed with the SEC on August 29, 2005, and the subsequent amendments thereto.

         In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Although the Registrant believes that the expectations reflected in the forward-looking statements contained herein are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements.


                                    BIGSTRING CORPORATION

                                    INDEX TO FORM 10-QSB
                                    --------------------


PART I.     FINANCIAL INFORMATION
-------     ---------------------
                                                                                       PAGE
                                                                                       ----
Item 1.     Financial Statements

            Consolidated Balance Sheets as of  March 31, 2006 (unaudited)
            and December 31, 2005 ........................................................1

            Consolidated  Statements  of  Operations  (unaudited)  for the three months ended March 31, 2006 and 2005
            and the period October 8, 2003 (Date of Formation) through March 31, 2006 ....2

            Consolidated  Statements of Stockholders'  Equity  (unaudited)
            for the three months ended March 31, 2006 and 2005
            and the period October 8, 2003 (Date of Formation) through March 31, 2006  ...3

            Consolidated Statements of Cash Flows (unaudited)
            for the  three months ended March 31, 2006 and 2005
            and the period October 8, 2003 (Date of Formation) through March 31, 2006.....4

            Notes to Unaudited Consolidated Financial Statements..........................5

Item 2.     Management's Discussion and Analysis
            or Plan of Operation.........................................................14

Item 3.     Controls and Procedures......................................................19


PART II.    OTHER INFORMATION
--------    -----------------

Item 1.     Legal Proceedings............................................................20

Item 2.     Unregistered Sales of Equity Securities and Use of Proceeds..................20

Item 3.     Defaults Upon Senior Securities..............................................20

Item 4.     Submission of Matters to a Vote of Security Holders..........................20

Item 5.     Other Information............................................................20

Item 6.     Exhibits.....................................................................20

Signatures  .............................................................................21

Index of Exhibits.......................................................................E-1



                             BIGSTRING CORPORATION AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
                                 (A DEVELOPMENT STAGE COMPANY)

                                                           March 31, 2006    December 31, 2005
                                                           ---------------   -----------------
                                                             (Unaudited)
                                     ASSETS

Current assets:
      Cash and cash equivalents                              $   480,402        $   820,857
      Prepaid expenses                                            24,253             24,770
                                                             -----------        -----------

         Total current assets                                    504,655            845,627

Property & equipment - net                                        91,350             74,460

Intangible assets - net                                        3,162,786          3,402,786

Other assets                                                       6,459              6,579
                                                             -----------        -----------

           TOTAL ASSETS                                      $ 3,765,250        $ 4,329,452
                                                             ===========        ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable                                       $    61,633        $    70,418
      Accrued expenses                                            53,780             55,259
      Unearned revenue                                             5,113              5,064
                                                             -----------        -----------

         Total current liabilities                               120,526            130,741
                                                             -----------        -----------

Stockholders' equity:
      Preferred stock, $.0001 par value - authorized
        1,000,000 shares; none outstanding                            --                 --
      Common stock, $.0001 par value - authorized
        249,000,000 shares; outstanding 52,770,125 shares          5,277              5,277
      Additional paid in capital                               7,055,124          7,055,124
      Deficit accumulated during the development stage        (3,415,677)        (2,861,690)
                                                             -----------        -----------

         Total stockholders' equity                            3,644,724          4,198,711
                                                             -----------        -----------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 3,765,250        $ 4,329,452
                                                             ===========        ===========



                        See notes to consolidated financial statements.


                                BIGSTRING CORPORATION AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (A DEVELOPMENT STAGE COMPANY)
                                            (Unaudited)


                                                                                      Period
                                                                                  October 8, 2003
                                             Three Months        Three Months   (Date of Formation)
                                                 Ended              Ended             Through
                                            March 31, 2006     March 31, 2005     March 31, 2006
                                            ---------------    ---------------    ---------------

Net sales                                   $         3,172    $         1,546    $        15,681

Costs and expenses:
    Selling, general and
      administrative expenses                       321,647             88,015          1,812,129
    Amortization of intangibles                     240,000            240,000          1,640,281
                                            ---------------    ---------------    ---------------
                                                    561,647            328,015          3,452,410
                                            ---------------    ---------------    ---------------

Loss from operations                               (558,475)          (326,469)        (3,436,729)

Interest income                                       4,488                 --             21,052
                                            ---------------    ---------------    ---------------

Net loss                                    $      (553,987)   $      (326,469)   $    (3,415,677)
                                            ===============    ===============    ===============

Loss per common share - basic and diluted   $         (0.01)   $         (0.01)
                                            ===============    ===============

Weighted average common shares
    outstanding - basic and diluted              52,770,125         42,305,000
                                            ===============    ===============


                          See notes to consolidated financial statements.


                                              BIGSTRING CORPORATION AND SUBSIDIARY
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                          (Unaudited)
                                                                                                                      Deficit
                                                                                                                    Accumulated
                                                                                     Additional                       During
                                                             Common Stock             Paid-In       Subscription    Development
                                          Total      No. of Shares      Amount        Capital        Receivable        Stage)
                                      ------------   -------------   ------------   ------------    ------------   ------------
-------------------------------------------------------------------------------------------------------------------------------
Balance, October 8, 2003              $                              $              $               $              $
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock
  (at $.001 per share)                                  21,210,000          2,121         (2,121)             --
Contribution of capital                     45,000                                        45,000              --
Sale of common stock
  (at $.25 per share)                           --          40,000              4          9,996         (10,000)
Net loss                                   (29,567)                                                                     (29,567)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                  15,433      21,250,000          2,125         52,875         (10,000)       (29,567)
-------------------------------------------------------------------------------------------------------------------------------
Sale of common stock
  (at $.25 per share)                      227,500         870,000             87        217,413          10,000
Issuance of common stock
   for services ($.21 per share)            39,251         185,000             19         39,232
Issuance of common
   stock in acquisition
   (at $.24 per share)                   4,800,000      20,000,000          2,000      4,798,000
Issuance of warrants for
   services valued at $.07
   per share                                 3,500                                         3,500
Net loss                                  (729,536)                                                                    (729,536)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004               4,356,148      42,305,000          4,231      5,111,020              --       (759,103)
-------------------------------------------------------------------------------------------------------------------------------
Sale of common stock
   (at $.25 per share)                     230,500         922,000             92        230,408              --
Exercise of warrants
   (at $.25 per share)                      11,250          45,000              4         11,246
Issuance of common stock
   for services ($.25 per share)            12,500          50,000              5         12,495
Sale of common stock
   (at $.16 per share)                    1,511,700       9,448,125            945      1,510,755
Issuance of warrants for services
valued at $.07 per share                   179,200                                       179,200
Net loss                                (2,102,587)             --             --             --              --     (2,102,587)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2005               4,198,711      52,770,125          5,277      7,055,124              --     (2,861,690)
-------------------------------------------------------------------------------------------------------------------------------
Net loss                                  (553,987)             --             --             --              --       (553,987)
-------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2006 (Unaudited)   $  3,644,724      52,770,125   $      5,277   $  7,055,124    $         --   $ (3,415,677)
===============================================================================================================================

                                        See notes to consolidated financial statements.


                                  BIGSTRING CORPORATION AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (A DEVELOPMENT STAGE COMPANY)
                                              (Unaudited)


                                                                                         Period
                                                                                     October 8, 2003
                                                  Three Months       Three Months  (Date of Formation)
                                                     Ended              Ended            Through
                                                 March 31, 2006    March 31, 2005    March 31, 2006
                                                 --------------    --------------    --------------
Cash flows from operating activities:
      Net loss                                   $     (553,987)   $     (326,469)   $   (3,415,677)
Adjustments to reconcile net loss
   to net cash used in operating activities:
      Depreciation and amortization                     244,757           240,967         1,654,445
      Stock issued for services                              --                --            51,751
      Warrants issued                                        --             7,400           182,700
      Changes in operating assets
         and liabilities - net of acquisition:
           Increase in prepaid expenses                     623                --           (24,147)
           Increase in accrued expenses                 (10,264)            5,965           115,587
           Increase in other assets                          --                --            (6,579)
           Increase in unearned revenue                      49                --             1,873
                                                 --------------    --------------    --------------
      Net cash used in operating activities            (318,822)          (72,137)       (1,440,047)
                                                 --------------    --------------    --------------

Cash flows from investment activities:
      Purchase of property, plant and
         equipment                                      (21,633)             (877)         (105,501)
                                                 --------------    --------------    --------------

Cash flows from financing activities:
      Proceeds from issuance of common
         stock                                               --           150,450         2,025,950
                                                 --------------    --------------    --------------

Net increase (decrease) in cash                        (340,455)           77,436           480,402

Cash - beginning of period                              820,857            13,808                --
                                                 --------------    --------------    --------------

Cash - end of period                             $      480,402    $       91,244    $      480,402
                                                 ==============    ==============    ==============

Supplementary information:
      Details of acquisition
           Fair value of assets acquired                                             $        2,790
           Fair value of liabilities assumed                                                 (5,857)
           Intangibles                                                                    4,803,067
                                                                                     --------------
           Common stock issued to effect
              acquisition                                                            $    4,800,000
                                                                                     ==============

Financing information:
      Common stock issued for services           $           --    $           --    $       51,751
                                                 ==============    ==============    ==============
      Common stock warrants issued for
         services                                $           --    $        7,400    $      182,700
                                                 ==============    ==============    ==============

                            See notes to consolidated financial statements.

                              BIGSTRING CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------

1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated balance sheet as of March 31, 2006, and the consolidated statements of operations and cash flows for the periods presented herein have been prepared by BigString Corporation ("BigString") and are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

ORGANIZATION
------------

BigString was incorporated in the State of Delaware on October 8, 2003 under the name "Recall Mail Corporation." The company's name was formally changed to "BigString Corporation" in July 2005. BigString was formed to develop technology that would allow the user of email services to have comprehensive control, security and privacy relating to the email generated by the user. Email Emissary, Inc. ("Email Emissary") was later acquired by BigString in July 2004 and is currently a subsidiary of BigString. In March 2004, the BigString email service was introduced to the market.

BigString is considered a development stage enterprise as defined in Financial Accounting Standards Board Statement No. 7, Accounting and Reporting for Development Stage Companies. BigString has limited revenue to date, continues to raise capital and there is no assurance that ultimately BigString will achieve a profitable level of operations.

PRINCIPLES OF CONSOLIDATION
---------------------------

The consolidated financial statements include the accounts of BigString and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.

USE OF ESTIMATES
----------------

The preparation of consolidated financial statements in conformity with accounting principles accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS
----------------

Cash equivalents include short-term investments in United States treasury bills and commercial paper with an original maturity of three months or less when purchased. At March 31, 2006 and December 31, 2005, cash equivalents approximated $474,000 and $814,000, respectively.

CONCENTRATION OF CREDIT RISK
----------------------------

Financial instruments which potentially subject BigString to concentrations of credit risk consist principally of temporary cash investments. BigString places its temporary cash investments with quality financial institutions.

REVENUE RECOGNITION
-------------------

BigString derives revenue from online services, electronic commerce, advertising and data network services. BigString also derives revenue from marketing affiliations.

BigString recognizes online service revenue over the period that services are provided. Other revenues, which consist principally of electronic commerce and advertising revenues, as well as data network service revenues, are recognized as the services are performed. Unearned revenue consists primarily of prepaid electronic commerce and advertising fees and annual prepaid subscription fees billed in advance.

Consistent with the provisions of EITF Issue No. 99-19, Reporting Revenue Gross As A Principal Versus Net As An Agent, BigString recognizes revenue as a principal from advertising and marketing affiliations. BigString shares any revenue generated from advertising and marketing affiliations with the "active users" of its email services, as defined. Fifty percent of the revenue generated from advertising and marketing affiliations will be distributed to the "active users" in amounts that will be determined by BigString and based on the registered subscriber's status and up to twenty percent of such revenue will be distributed as referral fees to those users who participated in the referral source of the advertising revenue. Accordingly, corresponding distributions to "active users" and referral fees are recorded as a reduction of gross revenue.

DEPRECIATION
------------

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated primarily using the straight-line method over their estimated useful lives of these assets.

STOCK BASED COMPENSATION
------------------------

BigString issues shares of common stock to non-employees as stock-based compensation. BigString accounts for the services using the fair market value of the consideration issued. For the period October 8, 2003 (Date of Formation) through March 31, 2006, BigString recorded compensation expense of $51,751 in connection with the issuance of these shares.

BigString also issues stock purchase warrants to non-employees as stock-based compensation. The fair value of the stock purchase warrants are estimated on the date of grant using the Black-Scholes option-pricing model. For the three months ended March 31, 2005, BigString issued 105,715 stock purchase warrants and recorded compensation expense of $7,400. For the period October 8, 2003 (Date of Formation) through March 31, 2006, BigString recorded compensation expense of $182,700 in connection with the issuance of stock purchase warrants. No stock purchase warrants were issued during the three months ended March 31, 2006.

INCOME TAXES
------------

BigString accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax basis of reported assets and liabilities.

The principal items giving rise to deferred taxes are timing differences between book and tax amortization of intangible assets which are not currently deductible for income tax purposes and temporary differences caused by capitalization of start-up expenditures.

RESEARCH AND DEVELOPMENT
------------------------

Research and development costs are expensed as incurred, and are included in selling, general and administrative expenses. All research and development is performed internally for the benefit of BigString. BigString does not perform such activities for others. BigString had software licensing costs of $30 and site development costs of $-0- for the three months ended March 31, 2006, as compared to software licensing costs of $50 and site development costs of $12,000 for the three months ended March 31, 2005.

These costs have been incurred in conjunction with the development of the e-mail products which BigString now offers. For the period October 8, 2003 (Date of Formation) through March 31, 2006, BigString had total research and development costs of $120,686.

EVALUATION OF LONG-LIVED ASSETS
-------------------------------

BigString reviews property and equipment and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the carrying value of the long-lived asset exceeds the estimated future undiscounted cash flows to be generated by such asset, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

EARNINGS (LOSS) PER COMMON SHARE
--------------------------------

Basic (loss) per common share is computed by dividing net (loss) by the weighted average number of common shares outstanding during the specified period. Diluted
(loss) per common share is computed by dividing net (loss) by the weighted average number of common shares and potential common shares outstanding during the specified period. All potentially dilutive securities, which include outstanding warrants, have been excluded from the computation, as their effect is antidilutive.

BUSINESS COMBINATIONS
---------------------

Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired is recorded at their fair value at the date of acquisition.

INTANGIBLES
-----------

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and other Intangible Assets. SFAS No. 142 specifies the financial accounting and reporting for acquired goodwill and other intangible assets.
Goodwill and intangible assets that have indefinite useful lives are not amortized but rather they are tested at least annually for impairment unless certain impairment indicators are identified.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------

For  financial  instruments,   including  cash,  accounts  payable  and  accrued
expenses, it was assumed that the carry amount approximated fair value because of the short maturities of such instruments.

NEW FINANCIAL ACCOUNTING STANDARDS
----------------------------------

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction - a replacement of APB Opinion No. 20 and FASB statement No. 3. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The statement also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. This statement is effective for accounting changes and corrections made in fiscal years beginning after December 31, 2005. The adoption of SFAS 154 did not have a material effect on BigString's consolidated financial position or results of operations.

In December 2004, the FASB staff issued FASB Staff Position FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, to provide guidance on the application of FASB Statement No. 109 to the provision within the American Jobs Creations Act of 2004 (the "Act") that provides tax relief to U.S. domestic manufacturers. FAS 109-1 states that the deduction provided for under the Act should be accounted for as a special deduction in accordance with Statement 109 and not as a tax rate reduction. FAS 109-1 was effective upon issuance. The adoption of FAS 109-1 had no effect on the provision for income taxes during the three months ended March 31, 2006.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 amends APB Opinion No. 29 by eliminating the exception under APB No. 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material effect on BigString's consolidated financial position or results of operations.

In December 2004, FASB issued SFAS No. 123(R), Share-Based Payment, that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the reward. SFAS No. 123(R) is effective as to BigString as of the beginning of BigString's 2006 fiscal year. The adoption of SFAS 123(R) has not had a material effect on BigString's consolidated results of operations.

2.       ACQUISITION

On July 16, 2004, BigString completed the acquisition of Email Emissary. BigString purchased 100% of Email Emissary's stock for 20,000,000 shares of BigString's common stock. BigString acquired Email Emissary to consolidate its marketing and development operations. The purchase price of $4,800,000 has been allocated to both tangible and intangible assets and liabilities based on estimated fair values. Approximately $4,803,000 of identifiable intangible assets (patent application and trademark) arose from this transaction. Such intangible assets are being amortized on a straight-line basis over the estimated economic life of five years.

This acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Email Emissary is included in BigString's financial statements from July 16, 2004, the date of closing.

The following unaudited pro forma summary results of operations assume that Email Emissary had been acquired as of January 1, 2004.

                                       Year Ended December 31, 2004
                ----------------------------------------------------------------------------
                                                                                  Adjusted
                  BigString          Email Emissary         Adjustment            Balance
                  ---------          --------------         ----------            -------
Net sales       $       5,762        $         820        $          --        $       6,582
                =============        =============        =============        =============

Net loss        $    (729,536)       $      (7,384)(a)    $    (520,333)       $  (1,257,253)
                =============        =============        =============        =============


(a) amortization from January 1, 2004 through July 16, 2004.

Pro forma net loss per share                              $       (0.03)
                                                          =============

Weighted average common shares outstanding                   41,770,529
                                                          =============


The information above is not necessarily indicative of the results of operations that would have incurred if the acquisition had been consummated as of January 1, 2004.

A condensed balance sheet of the major assets and liabilities of Email Emissary as of the date of the acquisition is as follows:

                       Cash                  $     2,790
                       Intangible assets       4,803,067
                       Accounts payable           (5,857)
                                             -----------

                       Net assets acquired   $ 4,800,000
                                             ===========


3.       PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                          March 31, 2006  December 31, 2005
                                          --------------  -----------------
          Computer equipment and
            internal software              $     94,818     $     79,639
          Furniture and fixtures                 10,697            4,229
                                           ------------     ------------
                                                105,515           83,868
          Less accumulated depreciation          14,165            9,408
                                           ------------     ------------
                                           $     91,350     $     74,460
                                           ============     ============

Depreciation expense for the three months ended March 31, 2006 and 2005, and for the period October 8, 2003 (Date of Formation) through March 31, 2006, was $4,758, $967 and $14,166, respectively.

4.       GOODWILL AND OTHER INTANGIBLES

Other intangibles consist of patent and trademark fees. Amounts assigned to these intangibles have been determined by management. Management considered a number of factors in determining the allocations including an independent formal appraisal. Other intangibles are being amortized over 5 years. Amortization expense was $240,000, $240,000 and $1,640,281 for the three months ended March 31, 2006 and 2005, and for the period October 8, 2003 (Date of Formation) through March 31, 2006, respectively.

Other intangible assets consist of the following:

                                       March 31, 2006   December 31, 2005
                                       --------------   -----------------

       Patent application; Trademark     $4,803,067        $4,803,067
       Accumulated amortization           1,640,281         1,400,281
                                         ----------        ----------
                                         $3,162,786        $3,402,786
                                         ==========        ==========

Should the patent not be issued, BigString will write-off the unamortized amount immediately.

Estimated amortization expense for intangible assets for the next four years are as follows:

                                                    Estimated
                    Years Ending                  Amortization
                    December 31,                    Expense
                    ------------                  ------------

                        2006                      $   721,000
                        2007                      $   961,000
                        2008                      $   961,000
                        2009                      $   520,000

5.       INCOME TAXES

At March 31, 2006, BigString has a net operating loss carry-forward of approximately $2,770,000, which expires in various years through 2017. Deferred income taxes reflect the impact of net operating carry-forwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived from BigString's net operating loss carry-forward, BigString has recorded a valuation allowance for the entire amount of the deferred tax asset.

6.       COMMON STOCK

On July 18, 2005, BigString amended its Certificate of Incorporation to, among other things, (i) change its name from Recall Mail Corporation to BigString Corporation, and (ii) increase the number of shares BigString is authorized to issue from 50,000,000 shares to 250,000,000 shares, consisting of 249,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The board of directors has the authority, without action by the stockholders, to designate and issue the shares of preferred stock in one or more series and to designate the rights, preference and privileges of each series, any or all of which may be greater than the rights of BigString's common stock. Currently, there are no shares of preferred stock outstanding.

In October 2003, the month of BigString's formation, BigString issued 21,210,000 shares of its common stock to principals of BigString at no cost to the founding stockholders.

During 2003, BigString concluded a private placement of securities, pursuant to which it sold 40,000 shares of BigString's common stock at a per share purchase price of $0.25. BigString received $10,000 in gross proceeds as a result of this private placement.

During 2004, BigString concluded a private placement of securities, pursuant to which it sold 870,000 shares of BigString's common stock at a per share purchase price of $0.25. BigString received $217,500 in gross proceeds as a result of this private placement.

For the year ended December 31, 2005, BigString concluded several private placements pursuant to which it sold 922,000 shares of its common stock at a per share purchase price of $0.25 and 9,448,125 shares of its common stock at a per share purchase price of $0.16. As a result of these private placements, BigString received $1,742,200 in gross proceeds.

7.       STOCK COMPENSATION

During 2004, BigString issued warrants as payment for advisory services. The warrants provide for the purchase of 60,000 shares of BigString's common stock at an exercise price of $.25. The warrants expire on January 1, 2007. Certain of these warrants were exercised in 2005, which resulted in 45,000 shares of common stock being issued to the holders thereof. As a result of these exercises, BigString received $11,250 in gross proceeds. In connection with the issuance of these warrants, BigString recorded an expense of $3,500 which is included in the statement of operations for the year ended December 31, 2004. The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 47%; risk free rate of return of 5%; and expected life of 2 years. The weighted average fair value of these warrants was $0.07 per share.

On January 1, 2005, BigString granted warrants to two consultants, as payment for advisory services. Each warrant provides for the purchase of 50,000 shares of BigString's common stock at an exercise price of $.25 per share. Each of these warrants is due to expire on January 1, 2007. In connection with the issuance of these warrants, BigString recorded an expense of $7,400 which is included in BigString's statement of operations for the year ended December 31, 2005. The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 47%; risk free rated return of 5%; and expected life of two years. The weighted average fair value of these warrants was $0.07 per share.

On September 23, 2005, BigString granted warrants to a consultant, as payment for advisory services. One warrant is to purchase 1,246,707 shares of common stock with a per share exercise price of $0.16, and the second warrant is to purchase 1,196,838 shares of common stock with a per share exercise price of $0.20. Each of these warrants is due to expire on September 23, 2010 and the grant is non-forfeitable. In connection with the issuance of these warrants, BigString recorded an expense of $171,800 which is included in BigString's statement of operations for the year ended December 31, 2005. The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 0%; expected volatility of 47%; risk free rated return of 5%; and expected life of two years. The weighted average fair value of these warrants was $0.07 per share.

Information regarding the warrants outstanding during the three months ended March 31, 2006 is as follows:

                                                                Weighted Average
                                                    Shares       Exercise Price
                                                   ---------     --------------

     Warrants outstanding at January 1, 2006       2,558,545         $ 0.18
     Warrants granted                                     --             --
     Warrants exercised                                   --             --
                                                   ---------         ------
     Warrants outstanding at March 31, 2006        2,558,545         $ 0.18
                                                   =========         ======

The following table summarizes information about warrants outstanding at March 31, 2006:

                                        Weighted Average
    Range of      Number Outstanding        Remaining       Weighted Average
Exercise Prices    At March 31, 2006     Contractual Life    Exercise Price
---------------    -----------------     ----------------    ---------------
     $0.25               115,000            1 year              $ 0.25
 $0.16 to $0.20        2,443,554            4 years             $ 0.18
                       ---------
                       2,558,554
                       =========

8.       COMMITMENTS AND CONTINGENCIES

Leases:

BigString leases its facilities which require BigString to pay certain executory costs (such as insurance and maintenance). One leased facility is from a related party. BigString believes the terms of the lease are the same as to a third party.

Future minimum lease payments for operating leases are approximately as follows:

                       Years Ending
                       December 31
                       -----------
                           2006                 $   32,000
                           2007                      9,000
                                                ----------
                                                $   41,000
                                                ==========

Rental expense was approximately $9,950, $4,271 and $48,801 for the three months ended March 31, 2006 and 2005, and for the period October 8, 2003 (Date of Formation) through March 31, 2006, respectively.

Consulting Agreement:

On September 23, 2005, BigString signed a one-year business consultant services agreement with a related party. Upon signing this agreement, BigString paid a $25,000 non-refundable retainer fee to be applied toward monthly invoices until the $25,000 amount is fully used. BigString incurred consulting expenses totaling $4,947 which are included in selling, general and administrative expenses in the consolidated statements of operations for the period October 8, 2003 (Date of Formation) through March 31, 2006. The remaining balance of $20,053 is included in prepaid expenses on BigString's March 31, 2006 balance sheet.

9.       SUBSEQUENT EVENTS

In May 2006, BigString entered into a three year business consultant services agreement with an unrelated third party. Upon execution of this agreement, BigString issued 1,250,000 shares of BigString's common stock; a five year warrant to purchase 225,000 shares of common stock at an exercise price of $0.48 per share; and a five year warrant to purchase 225,000 shares of common stock at an exercise price of $1.00 per share.

Item 2.  Management's Discussion and Analysis or Plan of Operation
         ---------------------------------------------------------

         The following plan of operation is intended to describe BigString's anticipated plan of operation for the year ended December 31, 2006. In addition to our plan of operation, we have provided below information about BigString's financial condition and results of operations for the three months ended March 31, 2006 and 2005. This information should be read in conjunction with BigString's consolidated financial statements for the three months ended March 31, 2006 and 2005, and the period October 8, 2003 (Date of Formation) through March 31, 2006, including the related notes thereto, which are included on pages 1 through 13 of this report.

Background

         BigString was incorporated in the State of Delaware on October 8, 2003 under the name "Recall Mail Corporation." The company's name was formally changed to "BigString Corporation" in July 2005. BigString was formed, together with Email Emissary, incorporated in the State of Oklahoma on August 7, 2003, to develop technology that would allow the user of email services to have comprehensive control, security and privacy relating to the email generated by the user. Email Emissary was later acquired by BigString in July 2004 and is currently a subsidiary of BigString.

Development Stage Company

         BigString is considered a development stage enterprise as defined in the Financial Accounting Standards Board Statement No. 7, Accounting and Reporting for Development Stage Companies. BigString has limited revenue to date, continues to raise capital and there is no assurance that ultimately BigString will achieve a profitable level of operations.

Overview

         In order for us to grow our business and increase our revenue, it is critical for us to attract and retain new customers. For us to increase our revenue, we need to establish a large customer base. The more users of our free email services provides us with more opportunities to sell our premium services, which could result in increased revenue. In addition, a large customer base may attract other Internet based advertising and marketing firms to affiliate with us, which would result in increased advertising revenues.

         Certain criteria we review to measure our performance are set forth below:

         o        the number of first time users of our email services;

         o        the number of repeated users of our email services;

         o        the number of pages of our website viewed by a user;

         o        the number of free accounts;

         o        the number of paid accounts;

         o the number of users of our free email services who purchase one of our premium product packages;

         o the length of time between the activation of a free account and the conversion to a paid account;

         o        the number of paying customers at each product level; and

         o the retention rate of customers, including the number of account closures and the number of refund requests.

Critical Accounting Policies

         Our discussion and analysis of our financial condition and results of operations are based upon BigString's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires BigString to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, BigString evaluates its estimates, including those related to intangible assets, income taxes and contingencies and litigation. BigString bases its estimates on historical expenses and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         BigString believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

         Revenue Recognition. BigString derives revenue from online services, electronic commerce, advertising and data network services. BigString also derives revenue from marketing affiliations.

         BigString recognizes online service revenue over the period that services are provided. Other revenues, which consist principally of electronic commerce and advertising revenues, as well as data network service revenues, are recognized as the services are performed. Unearned revenue consists primarily of prepaid electronic commerce and advertising fees and annual prepaid subscription fees billed in advance.

         Consistent with the provisions of EITF Issue No. 99-19, Reporting Revenue Gross As A Principal Versus Net As An Agent, BigString recognizes revenue as a principal from advertising and marketing affiliations. BigString shares any revenue generated from advertising and marketing affiliations with the "active users" of its email services, as defined. Fifty percent of the revenue generated from advertising and marketing affiliations will be distributed to the "active users" in amounts that will be determined by BigString and based on the registered subscriber's status and up to twenty percent of such revenue will be distributed as referral fees to those users who participated in the referral source of the advertising revenue. Accordingly, corresponding distributions to "active users" and referral fees are recorded as a component of cost of revenue.

         Stock-Based Compensation. BigString issues shares of its common stock to non-employees as stock-based compensation. BigString accounts for the services using the fair market value of the consideration issued.

         Intangible Assets. The valuation of intangible assets have been determined by management after considering a number of factors. On an annual basis, BigString tests for impairment. If the carrying value of the intangible assets exceeds the undiscounted value of estimated future cash flows, the intangible asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

         Should the impairment loss be significant, the charge to operations could have a material adverse effect on BigString's results of operations and financial condition.

Plan of Operation

         For the three months ended March 31, 2006, we had $3,172 in revenue and $561,647 in expenses, including amortization expense of $240,000 relating to the amortization of the intangible assets (patent application and trademark) acquired by BigString through its acquisition of Email Emissary on July 16, 2004. Our net loss for the three months ended March 31, 2006 was $553,987.

         For the year ended December 31, 2005, we had $6,747 in revenue and $2,125,847 in expenses, including amortization expense of $960,000 relating to the amortization of the intangible assets (patent application and trademark) acquired by BigString through its acquisition of Email Emissary on July 16, 2004. Our net loss for the year ended December 31, 2005 was $2,102,587.

         For the year ended December 31, 2004, we had $5,762 in revenue and $735,333 in expenses, including amortization expense of $440,281 relating to the amortization of the intangible assets (patent application and trademark) acquired by BigString through its acquisition of Email Emissary on July 16, 2004. Our net loss for the year ended December 31, 2004 was $729,536.

         As we grow, our operating expenses will increase in connection with sales and marketing, technology licensing and development and general and administrative needs to support our growth. Therefore, our plan of operation for the year ending December 31, 2006 includes:

         o Increased sales and marketing expenses. Sales and marketing expenses consist primarily of compensation for sales and marketing persons and costs associated with travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. During the year ending December 31, 2006, we expect to expend approximately $250,000 on our sales and marketing promotions, including a comprehensive advertising campaign to promote our BigString email service and products. We have entered into an agreement with Chesapeake Media for the placement of radio and television commercials about us. Chesapeake Media will be paid a fixed fee for each customer of BigString who purchases a premium package through a promotion broadcasted by Chesapeake Media and will receive a percentage of the business accounts revenue generated from such broadcasts for a period of one year. We also anticipate hiring six commission based sales persons in 2006. In addition, we have recently hired two programmers/developers and anticipate hiring at least one more programmer/developer in the next several months. Further, we will hire additional employees on an as-needed basis. For the three months ended March 31, 2006, we expended approximately $6,481 on our sales and marketing promotions.

         o  Increased   general  and   administrative   expenses.   General  and
administrative expenses consist primarily of rent, utilities, supplies and compensation for personnel and fees for outside professional advisors. During the year ending December 31, 2006, we expect to expend approximately $600,000 on general and administrative expenses as we add staff and infrastructure to support our expected business growth. We also expect to expend approximately $250,000 on legal and accounting costs during 2006, as a result of BigString's compliance with applicable federal and state securities laws and the general growth of our business. For the three months ended March 31, 2006, we expended approximately $321,647 on general and administrative expenses, including approximately $89,097 on legal and accounting costs.

         o Increased research and development expenses. Research and development expenses consist primarily of compensation for our technology staff, costs associated with the application for our patent and other intellectual property related expenses. We expect to expend $100,000 on research and development expenses during the year ending December 31, 2006 as we continue to enhance and modify our software technology and products. For the three months ended March 31, 2006, we did not expend any monies on research and development expenses.

         Except for upgrades and enhancements to our existing computer equipment and software, we do not plan to make any significant additions to our property or equipment in 2006. We currently anticipate expending approximately $75,000 for computer equipment and software upgrades and enhancements during the year ending December 31, 2006. For the three months ended March 31, 2006, we expended approximately $12,807 for computer equipment and software upgrades and enhancements.

         We anticipate that we will incur net losses for the year ending December 31, 2006. The extent of these losses will be contingent, in part, on the amount of net revenue generated from customers. It is possible that our operating losses will increase in the future and that we will never achieve or sustain profitability. For the three months ended March 31, 2006, our net loss was $553,987.

         Our limited operating history makes predicting future operating results very difficult. We believe that you should not rely on our current operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. We may not be successful in addressing these risks and difficulties.

         Our actual expenditures and business plan may differ from this plan of operation. Our board of directors may decide not to pursue this plan, or may decide to modify it based on new information or limits in the amount of available financing.

Results of Operations
For the Three Months Ended March 31, 2006 and 2005

         Net Loss. For the three months ended March 31, 2006, our net loss was $553,987, as compared to a $326,469 net loss for the same period in 2005, primarily due to a $233,632 increase in selling, general and administrative expenses as we increased staff, continued to introduce our BigString email service and products to the market through general advertising and other promotional medium, and complied with the reporting requirements under federal and state securities laws.

         Revenues. For the three months ended March 31, 2006, our total revenues were $3,172, as compared to $1,546 in revenues for the same period in 2005. Of the revenues generated for the three months ended March 31, 2006, $2,634 was generated from the purchase of our products and $537 was generated from advertisers, whereas for the three months ended March 31, 2005, all $1,546 was generated from the purchase of our products.

         Expenses. Total expenses for the three months ended March 31, 2006 were $321,647, a $233,632 increase over total expenses of $88,015 incurred in the same period in 2005, primarily due to an increase in selling, general and administrative expenses. This significant increase in expenses over the same prior year period was primarily attributable to an increase in payroll for such period by approximately $125,152, relating to the staffing of eight full-time employees and three part-time employees, an increase in legal expenses for such period by approximately $66,614, relating to our compliance with federal and state securities laws and the registration of shares of our common stock for certain of our stockholders, and the payment of approximately $7,770 in consulting fees relating to the operation of our business.

         Interest Income. Interest income was $4,488 for the three months ended March 31, 2006, as compared to no interest income for the same prior year period. This increase in interest income was due to larger cash balances maintained by BigString as a result of private placements of its common stock in 2005.

         Income Taxes. No tax provision has been recorded for the three months ended March 31, 2006 as a result of our accumulated operating losses.

Liquidity and Capital Resources

         Our operating and capital requirements have exceeded our cash flow from operations as we have been building our business. Since inception, we have expended approximately $1,545,548 for operating and investing activities, which has been primarily funded by investments of approximately $2,000,000 from our stockholders. For the three months ended March 31, 2006, we expended $340,455 for operating and investing activities.

         Our cash balance as of March 31, 2006 was $480,402, which was an increase of $389,158 over our cash balance of $91,244 as of March 31, 2005. This significant increase to our cash balance was attributable to the approximately $1,750,000 raised by BigString through private placements of its common stock in 2005.

         Management believes the current cash balance is sufficient to fund the current level of operations for the next six months. We do not anticipate that our near-term revenue will be sufficient to fund the growth of our business and, therefore, we are currently seeking additional funds. There can be no assurance that such funds will be available to us or that adequate funds for our operations, whether from debt or equity financings, will be available when needed or on terms satisfactory to us. Our failure to obtain adequate additional financing may require us to delay or curtail some or all of our business efforts. Any additional equity financing may involve substantial dilution to our then-existing stockholders.

         Our officers and directors have not, as of the date of this filing, loaned any funds to BigString. There are no formal commitments or arrangements to advance or loan funds to BigString or repay any such advances or loans.

Item 3.  Controls and Procedures

         As required by Rule 13a-15 under the Exchange Act, as of the end of the period covered by this Quarterly Report on Form 10-QSB, BigString carried out an evaluation of the effectiveness of the design and operation of BigString's disclosure controls and procedures. This evaluation was carried out under the supervision and with the participation of BigString's management, including BigString's President and Chief Executive Officer and BigString's Chief Financial Officer, who concluded that BigString's disclosure controls and procedures are effective. There has been no significant change in BigString's internal controls during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, BigString's internal control over financial reporting.

         Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in BigString's reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in BigString's reports filed under the Exchange Act is accumulated and communicated to management, including BigString's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

                           PART II. OTHER INFORMATION


Item 1.  Legal Proceedings
         -----------------

         We are not a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds
         -----------------------------------------------------------

         Not Applicable.

Item 3.  Defaults Upon Senior Securities
         -------------------------------

         Not Applicable.

Item 4.  Submission of Matters to a Vote of Security Holders
         ---------------------------------------------------

         Not Applicable.

Item 5.  Other Information
         -----------------

         Not Applicable.

Item 6.  Exhibits
         --------

         See Index of Exhibits commencing on page E-1.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    BigString Corporation
                                    --------------------------------------------
                                    Registrant


Dated:   May 12, 2006
                                    --------------------------------------------
                                    Darin M. Myman
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)


Dated:   May 12, 2006
                                    --------------------------------------------
                                    Todd M. Ross
                                    Chief Financial Officer (Principal Financial and Accounting Officer)

                                INDEX OF EXHIBITS

       Exhibit No.                    Description of Exhibit
       -----------                    ----------------------

         3.1.1 Certificate of Incorporation of BigString, placed into effect on October 8, 2003, incorporated by reference to Exhibit 3.1.1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         3.1.2 Certificate of Amendment to the Certificate of Incorporation of BigString, placed into effect on July 19, 2005, incorporated by reference to Exhibit 3.1.2 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         3.2 Amended and Restated By-laws of BigString, incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         4.1 Specimen certificate representing BigString's common stock, par value $.0001 per share, incorporated by reference to
                  Exhibit 4.1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.1 Registration Rights Agreement, dated August 10, 2005, between BigString and AJW New Millennium Offshore, Ltd., incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.2 Registration Rights Agreement, dated August 10, 2005, between BigString and AJW Partners, LLC, incorporated by reference to
                  Exhibit 10.2 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.3 Registration Rights Agreement, dated August 10, 2005, between BigString and AJW Qualified Partners, LLC, incorporated by reference to Exhibit 10.3 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.4 Registration Rights Agreement, dated June 17, 2005, between BigString and David Matthew Arledge, incorporated by reference to Exhibit 10.4 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.5 Registration Rights Agreement, dated June 17, 2005, between BigString and David A. Arledge, incorporated by reference to
                  Exhibit 10.5 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.6 Registration Rights Agreement, dated July 31, 2005, between BigString and Jeffrey M. Barber and Jo Ann Barber, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

       Exhibit No.                    Description of Exhibit
       -----------                    ----------------------

         10.7 Registration Rights Agreement, dated June 17, 2005, between BigString and Nicholas Codispoti, incorporated by reference to
                  Exhibit 10.7 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.8 Registration Rights Agreement, dated June 17, 2005, between BigString and Nicholas Codispoti, IRA Account, incorporated by reference to Exhibit 10.8 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.9 Registration Rights Agreement, dated June 17, 2005, between BigString and Nicholas Codispoti, President, Codispoti Foundation, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.10 Registration Rights Agreement, dated June 17, 2005, between BigString and Jon M. Conahan, incorporated by reference to
                  Exhibit 10.10 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.11 Registration Rights Agreement, dated July 31, 2005, between BigString and Michael Dewhurst, incorporated by reference to
                  Exhibit 10.11 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.12 Registration Rights Agreement, dated June 17, 2005, between BigString and Theodore Fadool, Jr., incorporated by reference to Exhibit 10.12 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.13 Registration Rights Agreement, dated June 17, 2005, between BigString and Charles S. Guerrieri, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.14 Registration Rights Agreement, dated August 9, 2005, between BigString and James R. Kauffman and Barbara Kauffman, incorporated by reference to Exhibit 10.14 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.15 Registration Rights Agreement, dated July 31, 2005, between BigString and Joel Marcus, incorporated by reference to
                  Exhibit 10.15 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.16 Registration Rights Agreement, dated August 10, 2005, between BigString and New Millennium Capital Partners II, LLC, incorporated by reference to Exhibit 10.16 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.17 Registration Rights Agreement, dated July 31, 2005, between BigString and Richard and Georgia Petrone, incorporated by reference to Exhibit 10.17 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

       Exhibit No.                    Description of Exhibit
       -----------                    ----------------------

         10.18 Registration Rights Agreement, dated July 31, 2005, between BigString and David and Kim Prado, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.19 Registration Rights Agreement, dated August 4, 2005, between BigString and Marc Sandusky, incorporated by reference to
                  Exhibit 10.19 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.20 Registration Rights Agreement, dated August 6, 2005, between BigString and Shefts Family LP, incorporated by reference to
                  Exhibit 10.20 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.21 Registration Rights Agreement, dated June 17, 2005, between BigString and Thomas Shields, incorporated by reference to
                  Exhibit 10.21 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.23 Indenture of Lease between BigString, as Tenant, and INTERNETworks, as Landlord, dated June 15, 2005, for the premises located at 113 W. Dawes, Suite 111, Bixby, Oklahoma 74008, incorporated by reference to Exhibit 10.23 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on August 29, 2005.

         10.24 Agreement, dated December 1, 2005, by and among BigString and the following selling stockholders: AJW New Millennium Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC, David M. Adredge, David A. Arledge, Susan Baran, Jeffrey
                  M. Barber and JoAnn Barber, Nicholas Codispoti, Nicholas Codispoti, IRA, Codispoti Foundation, Jon M. Conahan, Dean G. Corsones, Michael Dewhurst, Marc Dutton, Theodore Fadool, Jr., Howard Greene, Harvey M. Goldfarb, Charles S. Guerrieri, Brenda L. Herd and Glenn A. Herd, Herd Family Partnership,
                  Ronald C. Herd and Michele Herd, Steven Hoffman, James R. Kaufman and Barbara Kaufman, Jeffrey Kay and Lisa Kay, Gerald Kotkin, Paul A. Levis PSP, Joel Marcus, Barbara A. Musco and Barrie E. Bazar, Craig Myman, New Millennium Capital Partners II, LLC, Alfred Pantaleone, Sara R. Pasquarello, Richard P. Petrone and George Petrone, David Prado and Kim Prado, Lee Rosenberg, Todd M. Ross, Marc Sandusky, Adam Schaffer, H. Joseph Sgroi, Shefts Family LP, Thomas Shields, Mark Yuko, Bradley Zelenitz and Shefts Associates, Inc., incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-KSB filed with the SEC on March 31, 2006.

         10.25 Stock Purchase Agreement, dated July 16, 2004, between BigString and Darin M. Myman, incorporated by reference to
                  Exhibit 10.25 to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

         10.26 Stock Purchase Agreement, dated July 16, 2004, between BigString and David L. Daniels, incorporated by reference to
                  Exhibit 10.26 to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

       Exhibit No.                    Description of Exhibit
       -----------                    ----------------------

         10.27 Stock Purchase Agreement, dated July 16, 2004, between BigString and Deborah K. Daniels, incorporated by reference to
                  Exhibit 10.27 to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

         10.28 Stock Purchase Agreement, dated July 16, 2004, between BigString and Charles A. Handshy, Jr., incorporated by
                  reference  to  Exhibit   10.28  to  Amendment  No.  1  to  the
                  Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

         10.29 Stock Purchase Agreement, dated July 16, 2004, between BigString and June E. Handshy, incorporated by reference to
                  Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

         10.30    Business   Consultant   Services   Agreement  by  and  between
                  BigString and Shefts Association, Inc., incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the
                  Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on October 21, 2005.

         10.31 Lease between BigString, as Tenant, and Walter Zimmerer & Son, as Landlord, dated November 1, 2005, for the premises located at 3 Harding Road, Suite F, Red Bank, New Jersey 07701, incorporated by reference to Exhibit 10.31 to Amendment No. 2 to the Registration Statement on Form SB-2 (Registration No. 333-127923) filed with the SEC on December 8, 2005.

         10.32 Business Consultant Services Agreement, dated May 2, 2006, by and between BigString and Lifeline Industries, Inc., incorporated by reference to Exhibit 10.32 to the Current Report on Form 8-K filed with the SEC on May 4, 2006.

         31.1     Section 302 Certification of Chief Executive Officer.

         31.2     Section 302 Certification of Chief Financial Officer.

         32.1     Certification of Chief Executive Officer pursuant to 18 U.S.C.
                  Section 1350.

         32.2     Certification of Chief Financial Officer pursuant to 18 U.S.C.
                  Section 1350.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                  May 19, 2006


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                    000-51661                 20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of       (Commission               (IRS Employer
        incorporation)               File Number)            Identification No.)

 3 Harding Road, Suite F, Red Bank, New Jersey                     07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840


       ------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 - Registrant's Business and Operations

         Item 1.01.  Entry into a Material Definitive Agreement.
         ---------   ------------------------------------------

         On May 19, 2006, BigString Corporation ("BigString") entered into a Securities Purchase Agreement, a copy of which is attached to this current report as Exhibit 10.33 (the "Securities Purchase Agreement"), with Witches Rock Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and Tudor Proprietary Trading, L.L.C., entities advised by or affiliated with Tudor Investment Corporation (collectively, "Tudor"), pursuant to which Tudor purchased 400,000 shares of BigString's Series A Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), and warrants to purchase 1,000,000 shares of BigString's Common Stock, par value $0.0001 per share ("Common Stock"), for an aggregate purchase price of $2 million.

         The shares of Series A Preferred Stock issued to Tudor are convertible into shares of Common Stock as set forth in the Certificate of Designations with respect to the Series A Preferred Stock, a copy of which is attached to this current report as Exhibit 3.1.3 (the "Certificate of Designations"). Pursuant to a Registration Rights Agreement, dated as of May 19, 2006, a copy of which is attached hereto as Exhibit 10.34, BigString has agreed to register the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and the shares of Common Stock underlying the warrants (collectively, the "Shares") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). If the registration statement to be utilized to register the Shares is not filed with the Securities and Exchange Commission prior to July 18, 2006 or does not become effective within a specified period, BigString may be required to pay Tudor up to $25,000 (excluding interest) per month, until such default is cured. For additional information with respect to the Series A Preferred Stock, see the disclosure under Item 5.03 below.

         On May 19, 2006, BigString also entered into an Asset Purchase Agreement, a copy of which is attached to this current report as Exhibit 10.35 (the "Asset Purchase Agreement"), with Robb Knie pursuant to which BigString acquired from Mr. Knie (i) all right, title and interest to and in the websites FindItAll.com, an event search engine, and AmericanMoBlog.com, a photo sharing website, and the respective domain names, including all registrations with respect thereto (collectively, the "Websites"), (ii) all customer contracts, member lists and member files, records and other similar information relating to the Websites, (iii) all source code relating to the Websites, and (iv) all warranty rights and causes of action with respect thereto (collectively, the "Assets"). In consideration for the rights to the Websites and other Assets, BigString issued to Mr. Knie 750,000 shares of BigString's Common Stock and has agreed to provide certain registration rights under the Securities Act with respect to such shares pursuant to a Registration Rights Agreement, dated as of May 19, 2006, a copy of which is attached hereto as Exhibit 10.36.

Section 2 - Financial Information

         Item 2.01.  Completion of Acquisition or Disposition of Assets.
         ---------   --------------------------------------------------

         As set forth under Item 1.01 above, on May 19, 2006, BigString completed its acquisition of the Assets from Robb Knie pursuant to the Asset Purchase Agreement being filed herewith. As previously disclosed, Lifeline Industries, Inc., of which Mr. Knie is a principal, has been retained by BigString to provide it with general business consulting services. The negotiations in connection with the Asset Purchase Agreement, including the determination of the purchase price paid for the Assets, were conducted on an arms-length basis and approved by the Board of Directors (the "Board") of BigString. In negotiating the amount of the purchase price, BigString considered various factors, including the business opportunities presented by the Websites, the synergies between the Websites and BigString's business and the additional costs necessary to develop the Websites in a manner that will compliment and enhance BigString's business. No financial statements are required to be filed in connection with the acquisition of the Websites and the other Assets.

Section 3 - Securities and Trading Markets

         Item 3.02. - Unregistered Sales of Equity Securities.
         ---------    ---------------------------------------

         As set forth under Item 1.01 above, BigString issued 400,000 shares of BigString's Series A Preferred Stock and warrants to purchase 1,000,000 shares of BigString's Common Stock to Tudor. In connection with the issuance of the shares of Series A Preferred Stock and warrants to purchase Common Stock, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act. Likewise, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act with respect to the issuance of shares of Common Stock to Mr. Knie in connection with the acquisition of the Websites and other Assets described under Item 1.01 above.

         Each of the warrants issued to Tudor have a term of ten years from May 19, 2006 and was fully vested on the date of issuance. The warrants are exercisable at $1.25 per share of Common Stock. The number of shares of Common Stock underlying each warrant and the exercise price are subject to certain adjustments more particularly described in the Form of Warrant attached as Exhibit C to the Securities Purchase Agreement being filed herewith. Each warrant also contains customary anti-dilution provisions.

         Item 3.03. - Material Modification to Rights of Security Holders.
         ---------    ---------------------------------------------------

         As a result of certain rights and preferences of the Series A Preferred Stock set forth in the Certificate of Designations, the rights of the holders of BigString's Common Stock have been qualified in certain respects. The Series A Preferred Stock has certain dividend, voting, liquidation and conversion rights more fully described under Item 5.03 below. In addition, because of the convertible nature of the Series A Preferred Stock, Common Stock holders of BigString may have their respective ownership interests diluted should the Series A Preferred Stock be converted into shares of Common Stock. The conversion rights associated with the Series A Preferred Stock are more fully described under Item 5.03 below.

Section 5 - Corporate Governance and Management

         Item 5.03.  Amendments to Articles  of Incorporation  or Bylaws; Change
         ---------   -----------------------------------------------------------
                     in Fiscal Year.
                     --------------

         Pursuant to BigString's Certificate of Incorporation, as amended, BigString's Board is authorized, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series. On May 16, 2006, BigString filed a Certificate of Designations to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, setting forth the terms of its non-redeemable, convertible Series A Preferred Stock. A copy of the Certificate of Designations is attached to this current report as Exhibit 3.1.3, and is incorporated herein. The Certificate of Designations became effective upon filing. The number of shares which constitutes such series is 400,000 shares. A description of the material rights, preferences and limitations of the Series A Preferred Stock has been set forth below, but such description is qualified in its entirety by reference to the Certificate of Designations attached hereto.

Dividend Rights
---------------

         Holders of Series A Preferred Stock, prior to and in preference to the payment of any dividends with respect to the Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends on each share of Series A Preferred Stock at the rate of $0.15 per share per annum (subject to customary adjustments). The foregoing dividends shall be payable only when, as and if declared by the Board, in its sole discretion, and are non-cumulative.

         So long as any shares of Series A Preferred Stock are outstanding, or dividends as described above have not been declared and paid in full in any year, BigString shall not, in such year, pay or declare any dividends, whether in cash or property, with respect to the Common Stock, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, except for (i) acquisitions of Common Stock by BigString, expressly approved by the Board, pursuant to any agreements with any employee, officer or director which permit BigString to repurchase such shares (including any shares held by any member of the immediate family of any such individual) at or below cost (or the lesser of cost and fair market value) upon termination of employment or service; or (ii) acquisitions of Common Stock, expressly approved by the Board, upon exercise of BigString's right of first refusal to repurchase such shares, if any.

         In the event any dividends are paid or any other distributions are made on the Common Stock, the Series A Preferred Stock shall, in addition to receiving the dividends payable in respect thereof as described above, participate in such dividend or distribution on the Common Stock pro rata (on an as-if-converted to Common Stock basis). These provisions shall not apply to any dividend on the Common Stock that is payable solely in Common Stock, as a result of which an adjustment pursuant to a capital reorganization is made.

Voting Rights
-------------

         Generally, the Series A Preferred Stock shall vote, on an as-if-converted to Common Stock basis, together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock is convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and be entitled to notice of any stockholders' meeting in accordance with the By-laws of BigString.

Liquidation Rights
------------------

         Upon any liquidation, dissolution, or winding up of BigString, whether voluntary or involuntary and including any "deemed liquidation" (as defined in the Certificate of Designations and which includes certain consolidations, mergers, and other corporate reorganizations involving BigString and certain sales or transfers of assets by BigString) (each a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of BigString legally available for distribution, or the consideration received in such transaction, for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to the Original Issue Price (as defined below) plus all declared and unpaid dividends on the Series A Preferred Stock. If, upon any such Liquidation Event, the assets of BigString (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference, then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

         After the payment of the full liquidation preference of the Series A Preferred Stock, the assets of BigString legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred Stock on an as-if-converted to Common Stock basis.

Conversion Rights
-----------------

         Each share of Series A Preferred Stock may, at the option of the holder, be converted at any time into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing the Original Issue Price for the Series A Preferred Stock by the Series A Preferred Conversion Price. The "Original Issue Price" means, with respect to each share of Series A Preferred Stock, $5.00. The conversion price for each share of Series A Preferred Stock (the "Series A Preferred Conversion Price") shall initially be $0.50. The Series A Preferred Conversion Price shall be adjusted from time to time as provided for in the Certificate of Designations. The Certificate of Designations also provides certain anti-dilution rights to the holders of the Series A Preferred Stock.

         Following any merger, amendment, consolidation, reclassification, reorganization, recapitalization or otherwise (other than a Liquidation Event), each share of Series A Preferred Stock shall be convertible into the kind and amount of stock and other securities and property receivable upon such merger, amendment, consolidation, reclassification, reorganization, recapitalization or other transaction or other change in respect of a number of shares of Common
Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such merger, amendment, consolidation, reclassification, reorganization, recapitalization or other transaction.

         In the event BigString issues or sells, or is deemed to have issued or sold, additional shares of its Common Stock, other than in certain instances as set forth in the Certificate of Designations, for a price less than the Series A Preferred Conversion Price, then the existing Series A Preferred Conversion Price shall be reduced as provided in the Certificate of Designations.

Automatic Conversion
--------------------

         Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series A Preferred Conversion Price, (i) at any time upon the affirmative election of the holders of at least 50.1% of the outstanding shares of the Series A Preferred Stock (the "Requisite Consent to Automatically Convert"), (ii) immediately upon the closing of a bona fide public offering, pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of BigString, by a reputable investment bank on a firm-commitment underwriting basis in which the gross cash proceeds to BigString (before underwriting discounts, commissions and fees) are in excess of $30,000,000, and following which offering the Common Stock is listed on a national securities exchange or admitted to quotation on the NASDAQ National Market (a "Qualified Public Offering") or (iii) immediately upon the listing of the Common Stock on a national securities exchange or admission to quotation on the NASDAQ National Market or Capital Market. Upon such automatic conversion, any declared but unpaid dividends shall be paid.

         Effective upon the earlier of (i) the closing of a Qualified Public Offering, (ii) the date specified by the holders providing such Requisite Consent to Automatically Convert or (iii) the listing of the Common Stock on a national securities exchange or admission to quotation on the

NASDAQ National Market or Capital Market, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to BigString or its transfer agent.

Section 8 - Other Information

         Item 8.01.  Other Events.
         ---------   ------------

         On May 19, 2006, BigString issued a press release announcing that it had closed a $2 million round of financing by Tudor and completed the acquisition of the Websites and other Assets from Robb Knie. A description of each of the transactions is provided under Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

         Item 9.01.  Financial Statements and Exhibits.
         ---------   ---------------------------------

              (d)    Exhibits:

              Exhibit
              Number                Description
              ------                -----------

              3.1.3                 Certificate  of  Designations  of  Series  A
                                    Preferred   Stock,  par  value  $0.0001  per
                                    share, of BigString.

              10.33 Securities Purchase Agreement, dated as of May 19, 2006, by and among BigString and Witches Rock Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and Tudor Proprietary Trading, L.L.C., including Schedule 1 - Schedule of Purchasers, and Exhibit C - Form of Warrant. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish copies of each of the following schedules and exhibits:
                                    Schedule 2-3.2(d) - Warrants; Schedule 2-3.3
                                    -----------------             --------------
                                    -  Registration  Rights;  Schedule  2-3.7  -
                                                              ---------------
                                    Financial  Statements;   Schedule  2-3.10  -
                                                             ----------------
                                    Broker's or Finder's Fees; Schedule 2-3.11 -
                                                               ---------------
                                    Litigation;  Schedule  2-3.16 - Intellectual
                                                 ----------------
                                    Property   Claims   Against   the   Company;
                                    Schedule  2-3.17  -  Subsidiaries;  Schedule
                                    ----------------                    --------
                                    2-3.19(a) - Employee Benefit Plans; Schedule
                                    ---------                           --------
                                    2-3.22 - Material Changes;  Exhibit A - Form
                                    ------                      ----------------
                                    of Certificate of Designations of the Series
                                    --
                                    A  Preferred  Stock;  Exhibit  B -  Form  of
                                                          ----------
                                    Registration  Rights Agreement;  Exhibit D -
                                    Form of  Giordano,  Halleran & Ciesla,  P.C.
                                    Legal Opinion.

              10.34 Registration Rights Agreement, dated as of May 19, 2006, by and among BigString and Witches Rock Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and Tudor Proprietary Trading, L.L.C.

              10.35 Asset Purchase Agreement, dated as of May 19, 2006, by and between BigString and Robb Knie. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish a copy of Exhibit A - Form of Registration Rights Agreement, and Exhibit B
                                    - Investor Suitability Questionnaire.

              10.36 Registration Rights Agreement, dated as of May 19, 2006, by and between BigString and Robb Knie.

              99.1 Press Release Re: BigString Corporation Secures $2 million in Financing from Tudor Investment Corporation and Closes Asset Acquisition.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               BIGSTRING CORPORATION
                                      -----------------------------------------
                                                   (Registrant)



                                      By:  /s/ Darin M. Myman
                                         --------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  May 22, 2006

                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

3.1.3 Certificate of Designations of Series A Preferred Stock, par value$0.0001 per share, of BigString.

10.33 Securities Purchase Agreement, dated as of May 19, 2006, by and among BigString and Witches Rock Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and Tudor Proprietary Trading, L.L.C., including Schedule 1 - Schedule of Purchasers, and
                  Exhibit  C  -  Form  of  Warrant.  Upon  the  request  of  the
                  Securities  and  Exchange  Commission,   BigString  agrees  to
                  furnish  copies  of  each  of  the  following   schedules  and
                  exhibits:  Schedule  2-3.2(d)  -  Warrants;  Schedule  2-3.3 -
                             ------------------                ---------------
                  Registration  Rights;  Schedule 2-3.7 - Financial  Statements;
                                         --------------
                  Schedule 2-3.10 - Broker's or Finder's Fees; Schedule 2-3.11 -
                  ---------------                              ---------------
                  Litigation;  Schedule  2-3.16 - Intellectual  Property  Claims
                               ----------------
                  Against the Company; Schedule 2-3.17 - Subsidiaries;  Schedule
                                       ---------------                  --------
                  2-3.19(a) - Employee Benefit Plans; Schedule 2-3.22 - Material
                  ---------                           ---------------
                  Changes;  Exhibit A - Form of Certificate of  Designations  of
                            ---------
                  the Series A Preferred Stock; Exhibit B - Form of Registration
                                                ---------
                  Rights  Agreement;  Exhibit D - Form of  Giordano,  Halleran &
                                      ---------
                  Ciesla, P.C. Legal Opinion.

10.34 Registration Rights Agreement, dated as of May 19, 2006, by and among BigString and Witches Rock Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and Tudor Proprietary Trading, L.L.C.

10.35 Asset Purchase Agreement, dated as of May 19, 2006, by and between BigString and Robb Knie. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish a copy of Exhibit A - Form of Registration Rights
                                      ----------
                  Agreement, and Exhibit B - Investor Suitability Questionnaire.
                                 ---------

10.36 Registration Rights Agreement, dated as of May 19, 2006, by and between BigString and Robb Knie.

99.1 Press Release Re: BigString Corporation Secures $2 million in Financing from Tudor Investment Corporation and Closes Asset Acquisition.